Exhibit E-2

Lattice Group plc
Group balance sheet
at March 31, 2004
	£m	$m
Fixed assets
Intangible assets	13	24
Tangible assets	8,103	14,828
Investments in joint ventures
- Share of gross assets	-	-
- Share of gross liabilities	-	-
- Share of net assets	-	-
Other investments	2	4
Total investments	2	4
	8,118	14,856

Current assets
Stocks	53	97
Debtors	690	1,263
Current asset investments	319	584
Cash at bank and in hand	23	42
	1,085	1,986

Creditors (amounts falling due within one year)
Borrowings	(815)	(1,491)
Other creditors	(2,528)	(4,626)
	(3,343)	(6,117)

Net current assets	(2,258)	(4,131)

Total assets less current liabilities	5,860	10,725

Creditors (amounts falling due after more than one year)
Other borrowings	(5,125)	(9,379)
Other creditors	(1,029)	(1,883)
	(6,154)	(11,262)

Provisions for liabilities and charges	(1,712)	(3,133)

Net assets employed	(2,006)	(3,670)

Capital and reserves
Called up share capital	361	661
Share premium account	3	5
Other reserves	(5,718)	(10,464)
Profit and loss account	3,348	6,127
	(2,006)	(3,671)

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	(2,006)	(3,671)

Adjustments to conform with US GAAP
Deferred taxation	(2,065)	(3,779)
Pensions	(446)	(816)
Shares held by employee share trusts	(2)	(4)
Fixed assets - impact of Lattice purchase accounting and replacement expenditure	7,318	13,391
Financial instruments	(154)	(282)
Recognition of income	(24)	(44)
Goodwill - purchase of Lattice	3,820	6,991
Restructuring - purchase of Lattice	(4)	(7)

Total US GAAP adjustments	8,443	15,450

Equity shareholders' funds under US GAAP	6,437	11,779

The balance sheet is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.83 =£1

Lattice Group plc
Group cash flow statement
for the year ended March, 31 2004
	£m	$m

Net cash inflow from operating activities before exceptional items	1,629	2,981
Expenditure relating to exceptional items	(203)	(371)
Net cash inflow from operating activities	1,426	2,610

Dividends from joint ventures	-	-

Returns on investments and servicing of finance
Interest received	93	170
Interest paid	(408)	(747)

Net cash outflow for returns on investments and servicing of finance	(315)	(577)

Taxation
Corporate tax paid	(61)	(112)

Capital expenditure
Payments to acquire tangible fixed assets	(586)	(1,072)
Receipts from disposals of tangible fixed assets	121	221

Net cash outflow for capital expenditure	(465)	(851)

Acquisitions and disposals
Receipts from disposal of investments	2	4

Net cash outflow for acquisitions and disposals	2	4

Equity dividends paid	(490)	(897)

Net cash outflow before management of liquid resources and financing	97	177

Management of liquid resources
Increase in short term deposits	(86)	(157)

Net cash inflow from the management of liquid resources	(86)	(157)

Financing

Increase in borrowings	(361)	(661)
Movement in intercompany	348	637

Net cash inflow from financing	(13)	(24)

Movement in cash and overdrafts	(2)	(4)

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	1,418	2,595
Net cash used in investing activities	(831)	(1,521)
Net cash used in financing activities	(503)	(920)
Net decrease in cash and cash equivalents	84	154
Opening cash and cash equivalents	258	472

Cash and cash equivalents at end of year	342	626

Cash and investments per balance sheet	342	626

Cash and cash equivalents	342	626

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2004 of $1.83 =£1

.

Lattice Group plc
Group Profit and loss account
for the year ended March 31, 2004

	£m	$m

Group turnover
- continuing operations	3,229	5,909
- discontinued operations	-	-
	3,229	5,909

Operating costs	(2,315)	(4,236)

Operating profit of Group undertakings
- continuing operations	914	1,673
- discontinued operations	-	-
	914	1,673

Share of joint ventures' and associate's operating loss - discontinued operations	-	-

Operating profit
- Before exceptional items and goodwill amortisation	1,081	1,979
- Exceptional items - continuing operations	(166)	(304)
- Exceptional items - discontinued operations	-	-
- Goodwill amortisation	(1)	(2)
Total operating profit	914	1,673

Profit on disposal of tangible fixed assets - continuing operations	98	179
Net interest	(374)	(684)

Profit on ordinary activities before taxation	638	1,168
Taxation	(147)	(269)

Profit on ordinary activities after taxation	491	899

Profit for the year	491	899

Dividends	(490)	(897)

Loss transferred from profit and loss reserve	1	2

Reconciliation of net income to US GAAP

Net loss under UK GAAP	491	899

Adjustments to conform with US GAAP
Deferred tax	3	5
Pensions	5	9
Fixed assets - purchase of Lattice	(364)	(665)
Impairment of Advantica	(31)	(57)
Replacement expenditure net of depreciation	383	701
Financial instruments	(20)	(37)
Recognition of income	(8)	(15)
Restructuring - purchase of Lattice	2	4

Total US GAAP adjustments	(30)	(56)

Net income under US GAAP	461	844

The profit and loss account is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on an average exchange rate of $1.83 =£1

	Lattice Group plc
	Group profit and loss reserve
	for the year ended March 31, 2004
		£m		$m

	At April 1, 2003	3,349		6,129

	Exchange adjustments	(2)		(4)

	Retained loss for the year	1		2

	At March 31, 2004	3,348		6,127

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

	Group profit and loss reserve under UK GAAP at March 31, 2004	3,348		6,127

Less:	Pre-merger reserves	(3,563)		(6,520)
	Post acquisition US GAAP adjustments - profit and loss account	313		573
	Post acquisition US GAAP adjustments - OCI	-		-

	Retained earnings under US GAAP at March 31, 2004	98	*	180	*

	* Includes cumulative other comprehensive losses of £(3)m ($(5)m)

The profit and loss reserve is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.83 =£1